Exhibit 10.16

Addendum No. 1

to Framework Agreement in relation to the sale of VLCC vessels dated 23 May 2014

between

Maersk Tankers Singapore Pte Ltd

as Sellers

and

Euronav NV or a nominated company (fully guaranteed by Euronav NV)

as Buyers

This Addendum No. 1 (the “Addendum”) is entered into on 23 May 2014 between

(1)	Maersk Tankers Singapore Pte Ltd, 200 Cantonment Road, 10-00 Southpoint, 089763, Singapore, (the “Sellers”); and

(2)	Euronav NV, 20 De Gerlachekaai, 2000 Antwerp, Belgium or a company to be nominated, such nominee to be fully guaranteed by Euronav NV (“Euronav”).

WHEREAS:

A.	The Sellers and the Buyers have entered into a framework agreement in relation to the sale of VLCC vessels (the “Vessels”) dated 3 January 2014 (the “Framework Agreement”), whereby the Sellers agreed to sell and the Buyers agreed to buy 15 VLCC vessels on en bloc basis for a total price of USD 980,000,000 (United States Dollars Nine Hundred and Eighty Million);

B.	The Parties have now agreed that the agreed delivery window for the vessels “Maersk Sonia”, “Maersk Neptune” and “Maersk Isabella” shall be increased by 30 days;

C.	The Parties wish to regulate certain matters with regard to the supply of lubricating and hydraulic oils and greases on board the Vessels.

It is hereby agreed as follows:

1	Terms and Definitions

1.1	Unless otherwise defined herein, capitalised terms and definitions shall have the meaning when used in this Addendum as set out in the Framework Agreement.

2	Amendments to the Framework Agreement

2.1	As of and with effect from the date hereof the Framework Agreement shall hereby be amended as follows:

2.2	A new Clause 5.11 shall be added to the Framework Agreement as follows:

“5.11	Notwithstanding anything in this Agreement, it is agreed, in relation to the vessels “Maersk Sonia”, “Maersk Neptune” and “Maersk Isabella”, that these three vessels shall be delivered between 30 days and 210 days after the Deposit Date. The definition of “Delivery Window” / Schedule 2 is therefore amended accordingly in relation to these three vessels.

If the Delivery Port for any of the vessels “Maersk Sonia”, “Maersk Neptune” and “Maersk Isabella” is nominated by the Sellers to be a port west of the Suez channel, the Sellers are obliged to provide technical management services for such a Vessel for a period of up to 3 months at actual costs and the Parties shall enter into a technical management agreement to this effect.

Sellers to keep Buyers closely informed about the above vessels’ employment schedule and notify them immediately upon each of such vessel’s fixture.”

2.3	A new Clause 5.12 shall be added to the Framework Agreement as follows:

“5.12

Notwithstanding anything in this Agreement or any technical management agreement already entered into between Sellers and Buyers, it is agreed, that in relation to any supply of lubricating or hydraulic oils or greases on the Vessels by the Sellers within three (3) months prior to each Vessel’s schedule delivery to the Buyers and at any time after each Vessel’s transfer of ownership to the Buyers, in case the Sellers are the Vessels Technical Managers, the Sellers are required to coordinate with the Buyers in advance.”

3	Miscellaneous

3.1	This Addendum shall form an integral part of the Framework Agreement and in case of any difference or discrepancies between the terms of the Framework Agreement and this Addendum, the terms of this Addendum shall prevail. All other provisions of the Framework Agreement shall remain in full force and effect and apply to this Addendum.

3.2	This Addendum may be executed in any number of counterparts, each of which shall constitute and original, but all counterparts shall together constitute one and the same instrument.

4	Governing law and jurisdiction

4.1	This Addendum or any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

4.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

4.3	The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

4.4	In the event that there are multiple claimants and/or multiple respondents, the reference shall be to three arbitrators. Two of these shall be appointed by the Parties as defined in this Agreement: one by the Sellers for their party in the dispute (either the claimants or the respondents), and one by the Buyers (which shall include any Acceding Buyer) for their party in the dispute. Otherwise, the appointment of arbitrators shall follow the procedure set out in Clause 4.3.

4.5	Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

4.6	In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

This Addendum has been entered into on the date stated at the beginning of it.

For and on behalf of
Maersk Tankers Singapore Pte Ltd as Sellers

By:	/s/ Christian M. Ingerslev

Name:	Christian M. Ingerslev

Title:	Attorney-in-fact

For and on behalf of
Euronav NV as Buyers and Guarantor

By:	/s/ Alexander Staring

Name:	Alexander Staring

Title:	Member of the Executive Committee

By:	/s/ Hugo De Stoop

Name:	Hugo De Stoop

Title:	Member of Executive Committee

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